EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Elaine Parfitt

Chief Financial Officer

Integral Systems, Inc.

Phone: 301-731-4233

Fax: 301-731-9606

INTEGRAL SYSTEMS ANNOUNCES FINANCIAL RESULTS

FOR THE THIRD QUARTER OF 2003

Company Also Announces Quarterly Dividend of Three Cents Per Share

Lanham, Md., August 11, 2003—Integral Systems, Inc. (NASDAQ: ISYS) today reported financial results for the third quarter of fiscal 2003. Revenues for the quarter were $19.3 million, up from $14.4 million in the third quarter of fiscal 2002—an increase of approximately 34%. Operating income increased almost four-fold, rising to $1.4 million for the quarter, versus $400,000 in the third quarter of fiscal 2002.

Net income decreased to $170,000 in the third quarter of fiscal 2003 from $960,000 in the third quarter of fiscal 2002, a decrease of 82%. The decline is attributable to approximately $1.4 million of other expense recorded in the third quarter of 2003 related to the Company’s investment in the common stock of Loral Space and Communications Ltd (LOR). LOR filed a voluntary petition for bankruptcy under Chapter 11 of the Federal Bankruptcy Code on July 15, 2003. As a result, the Company considers the investment to be permanently impaired. On a fully diluted per share basis, net income declined to $.02 during the third quarter of fiscal 2003 from $.10 during the third quarter of fiscal 2002.

“Our third quarter was not particularly stellar in terms of earnings performance,” commented Steven R. Chamberlain, Chairman and Chief Executive Officer. “In addition to the LOR write-off, our SAT and Newpoint subsidiaries have yet to turn the corner to profitability, both posting operating losses greater than originally anticipated. We also experienced a couple of contract overruns in our core command and control business, which caused that operation to be less profitable than it has been in recent quarters. Fortunately, operating income generated by our subsidiary RT Logic, allowed us to operate in the black on a consolidated basis for the quarter.”

Operating results for the three months ended June 30, 2003 include full quarter results for RT Logic. The Company did not own RT Logic in the third quarter of the prior year.

For the nine months ended June 30, 2003, revenues were $58.9 million compared to $35.3 million for the nine months ended June 30, 2002 – an increase of $23.6 million, or 67%. For the current nine-month period, operating income was $5.0 million compared to $1.2 million for the same period last year, while net income increased to $2.5 million from $2 million, an increase of approximately $500,000. On a fully diluted per share basis, net income increased to $.26 during the nine months ended June 30, 2003 from $.22 during the same period of fiscal 2002.

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“Despite our third quarter setbacks, the big picture actually remains quite optimistic,” commented Chamberlain. “First, I am pleased that our year to date operating income and EPS exceed last year’s numbers, even after the LOR write-off. Further, not only are we still on track to meet originally published guidance for revenue, net income and EPS, we are on target to exceed guidance for operating income by more than 30% for fiscal 2003. Looking forward to FY04, we should have our best year ever,” stated Chamberlain.

The Company also reported that its Board of Directors has approved the Company’s plan to pay a quarterly dividend of three cents per share beginning with the upcoming quarter ending September 30, 2003. “Because of the new tax laws favoring dividend payments coupled with our continued confidence in the Company’s future profitability, I believe that a recurring dividend payment will contribute to enhancing shareholder value,” said Chamberlain. Specifics regarding record dates and payment dates will be announced in future press releases.

Mr. Chamberlain will host a conference call Wednesday, August 13, 2003 at 11:00 a.m. Eastern Time (ET). Chamberlain will discuss the earnings release and other Company prospects. To participate or listen to the call, dial 800-633-8467. A replay of the conference call can be heard August 13, 2003 from 12:30 p.m. ET through Friday, August 15, 2003 12:30 p.m. ET by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21155375.

Founded in 1982, Integral Systems is a leading provider of satellite systems and has supported over 190 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial-Off-The-Shelf) software products for satellite command & control, the EPOCH 2000 product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents. The Company also offers products and services for satellite integration and test and payload data processing.

Through its wholly owned subsidiary SAT Corporation, the Company provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. The Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms through its Newpoint Technologies, Inc. subsidiary. The Company’s RT Logic subsidiary builds telemetry processing systems for military applications including tracking stations, control centers and range operations. Integral Systems has approximately 350 employees working at Company headquarters in Lanham, Maryland, and at other locations in the U.S. and Europe. For more information, visit http: //www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to dividends and financial projections, all of which are based on the Company’s current expectations. Any payments of dividends will be subject to, among other factors, review and approval by the Company’s Board of Directors, the earnings, capital requirements and general operating and financial condition of the Company, and applicable legal limitations on the payment of dividends by the Company; therefore, there can be no assurance that the Company will make any payments of dividends. Likewise, there can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30		Nine Months Ended June 30,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$19,341,829	$14,439,583	$58,868,206	$35,254,569
Total Cost of Revenue	12,995,065	10,803,806	40,031,420	25,454,140

Gross Margin	6,346,764	3,635,777	18,836,786	9,800,429

Operating Expenses
SG&A	3,068,584	2,673,468	8,739,236	6,727,394
Research and Development	759,701	(2,929)	1,868,203	203,190
Product Amortization	747,231	547,276	2,241,693	1,641,802
Intangible Asset Amortization	322,265	31,250	966,795	31,250

Total Operating Expenses	4,897,781	3,249,065	13,815,927	8,603,636

Income from Operations	1,448,983	386,712	5,020,859	1,196,793

Impairment on Marketable Securities	(1,364,180)	0	(1,364,180)	0
Other Income (Expense)	145,555	938,118	215,977	1,704,354

Income Before Income Taxes	230,358	1,324,830	3,872,656	2,901,147

Provision for Income Taxes	58,464	365,122	1,366,200	891,735

Net Income	$171,894	$959,708	$2,506,456	$2,009,412

Weighted Average Number of Common Shares Outstanding During Period	9,717,815	9,225,046	9,709,750	9,139,669

Earnings Per Share (Basic)	$0.02	$0.10	$0.26	$0.22

Weighted Average Number of Fully Diluted Common Shares Outstanding During Period	9,781,366	9,382,045	9,764,355	9,269,441

Earnings Per Share (Diluted)	$0.02	$0.10	$0.26	$0.22

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